Exhibit 99.1

LYNDEN ENERGY REPORTS FINANCIAL RESULTS FOR

THE THREE AND NINE MONTHS ENDED MARCH 31, 2016

VANCOUVER, BC (May 3, 2016) – Lynden Energy Corp. (TSXV: LVL) (the “Company” or “Lynden” or “we” or “us”) reports financial and operating results for the three and nine months ended March 31, 2016. All monetary references in this press release are in U.S. dollars.

Highlights

The Company’s financial and operating performance for the three and nine months ended March 31, 2016, include the following highlights:

•	Primarily as a result of a significant drop in commodity prices, petroleum and natural gas sales decreased by 33% compared to the three months ended March 31, 2015;

•	Realized prices decreased 38% per Bbl of oil, 37% per Mcf of gas, but increased 41% per Bbl of NGL compared to the three months ended March 31, 2015; and

•	Average daily production was 1,329 Boe/d in the three months ended March 31, 2016, compared to 1,350 Boe/d in the three months ended March 31, 2015.

Results of Operations

Nine months ended March 31, 2016

Net loss for the nine months ended March 31, 2016 was ($9.9 million) or ($0.08) per basic and diluted share, compared to net income of $33 thousand or $0.00 per basic and diluted share for the nine months ended March 31, 2015. The net loss was primarily due to: 1) an $8.0 million decrease in oil and gas revenues; and 2) a $6.1 million increase in exploration and impairment charges in the period. The net loss for the nine months ended March 31, 2016 also resulted in an income tax recovery of $1.2 million compared to income tax expense of $1.4 million for the nine months ended March 31, 2015.

Three months ended March 31, 2016

Net loss for the three months ended March 31, 2016 was ($2.3 million) or ($0.02) per basic and diluted share, compared to net loss of ($2.1 million) or ($0.02) per basic and diluted share for the three months ended March 31, 2015 and was primarily due to lower oil and gas revenues of $1.2 million, offset by lower depletion, depreciation and accretion expense of $0.3 million, and an equity investment loss of $nil (2015 - $0.4 million) in the three months ended March 31, 2016.

Petroleum and Natural Gas Revenues

The following table provides summary information regarding oil revenues, natural gas and NGL revenues, production, average product prices and average production costs and expenses for the three and nine months ended March 31, 2016 and 2015. We determine a barrel of oil equivalent using the ratio of six Mcf of natural gas to one Boe, and one barrel of NGL to one Boe. The ratios of six Mcf of natural gas to one Boe and one barrel of NGL to one Boe do not assume price equivalency and, given price differentials, the price for one Boe of natural gas or NGL may differ significantly from the price for a barrel of oil.

($000s)	Three Months Ended March 31,		Nine Months Ended March 31,
	2016	2015	2016	2015
Net Revenues
Oil	$1,849	$2,976	$7,505	$13,686
Natural gas	320	485	1,087	1,785
NGL	314	239	979	2,122

	2,483	3,700	9,570	17,593
Production and operating expenses	(2,041)	(1,959)	(5,062)	(4,651)

Net back	$442	$1,741	$4,508	$12,942

Production
Oil (MBbl)	64	64	199	205
Natural gas (MMcf)	174	167	500	507
NGL (MBbl)	28	30	85	91
Total barrel of oil equivalent (MBoe)	121	122	367	381
Total average daily production (Boe/d)	1,329	1,350	1,336	1,389
Average Prices
Oil (per Bbl)	$28.76	$46.48	$37.76	$66.62
Natural gas (per Mcf)	$1.84	$2.91	$2.17	$3.52
NGL (per Bbl/d)	$11.35	$8.03	$11.49	$23.40
Total average barrel of oil equivalent (per Boe)	$20.53	$30.45	$26.08	$46.28
Costs and Expenses (per Boe)
Lease operating	$12.76	$11.48	$11.44	$8.90
Production and ad valorem taxes	$4.11	$4.64	$2.34	$3.32
Depletion, depreciation and accretion	$19.62	$22.25	$19.74	$21.46
Impairments	$(0.20)	$—	$17.82	$1.18
General and administrative	$6.48	$6.62	$5.44	$4.51

Capital Requirements and Sources of Liquidity

The Company’s primary sources of liquidity have been available cash on hand, cash generated from operations, borrowings under our credit facility and proceeds from asset dispositions. To date, the Company’s primary use of capital in this fiscal year has been for the acquisition, development and exploration of oil and natural gas properties. During the nine months ended March 31, 2016, we spent approximately $12.0 million on capital expenditures on property, plant and equipment, which amount includes expenditures for activities included in the Company’s fiscal 2015 capital budget.

Our fiscal 2016 (July 1, 2015 to June 30, 2016) capital budget for drilling, completion, recompletion and infrastructure was originally established at approximately $18.9 million, and has since been revised downwards to approximately $10.4 million for the following:

•	$4.7 million, or 45%, for the participation in the drilling and completion of 6 gross (2.44 net) vertical Midland Basin wells;

•	$4.1 million, or 39% for the participation in the drilling and completion of 1 gross (0.43 net) horizontal Midland Basin wells; and

•	$1.6 million, or 16%, for the participation in the drilling and completion of 3 gross (1.50 net) vertical Mitchell Ranch Project wells.

Based upon current oil and natural gas prices, we believe that our cash and cash equivalents on hand and our cash flow from operations and additional borrowings under our credit facility will provide us with sufficient liquidity to complete our fiscal 2016 capital program, excluding any acquisitions we may enter into. The Company is not contractually bound to drill any wells to which it has not first consented.

In April 2015, we entered into a NYMEX-based oil price put contract for 9,000 Bbls of oil per month from September 2015 until August 2016 (12 months) with a strike price of $50 per Bbl as a hedge against some of the effects of commodity volatility during the period of the contract.

As at March 31, 2016, the credit facility has a borrowing base of $40.0 million, of which $36.5 million was drawn down. Payments under the credit facility will be required to the extent that outstanding principal and interest exceed the borrowing base. Changes in the borrowing base are made based on the bank’s engineering valuation of the Company’s oil and gas reserves. The borrowing base is re-determined semi-annually; however, the Company may request two additional re-determinations of the borrowing base annually. The lender`s next engineering valuation of the Company’s oil and gas reserves and re-determination of the borrowing base is anticipated to be completed in June 2016.

The credit facility contains certain mandatory covenants, including minimum current ratio and cash flow requirements, and other standard business operating covenants. During the three months ended March 31, 2016, the Company did not comply with a mandatory covenant, the interest coverage ratio, which non-compliance has been waived by the lenders. Amounts owing on the credit facility are payable when the credit facility expires in August 2016, unless otherwise extended by the parties, or payable on demand in the event of default. As a result of the credit facility expiring in less than one year, the amount due under the credit facility has been classified as a current liability. As a result of the entry into a definitive agreement with Earthstone Energy, Inc. (“Earthstone’), under which Earthstone will acquire the Company in an all-stock transaction, the Company does not currently plan on an extension of the credit facility.

Future cash flows are subject to a number of variables, including but not limited to the level of oil and natural gas production and prices. Significant additional capital expenditures will be required to more fully develop our properties. We cannot assure that additional capital will be available on acceptable terms or at all. If we require additional capital for that or other reasons, we may seek such capital through traditional reserve base borrowings, joint venture partnerships, production payment financings, asset sales, offerings of debt and equity securities or other means. We cannot assure you that needed capital will be available on acceptable terms or at all. If we are unable to obtain capital when needed or on acceptable terms, we may be required to curtail our current drilling program, which could result in a loss of acreage through lease expirations. In addition, we may not be able to complete acquisitions that may be favorable to us or finance the capital expenditures necessary to maintain our production or replace our reserves.

A capital budget has not yet been formally established for the first half of fiscal 2017 (July 1, 2016 to December 31, 2016); however, the Company anticipates significantly reduced levels of capital expenditures in the period compared to the prior period. Currently, plans anticipate one gross (0.40 net) horizontal well in Howard County, and one (0.50 net) vertical Mitchell Ranch Project well in the first half of fiscal 2017, at an estimated capital cost to the Company of $3.7 million.

About Lynden

Lynden Energy Corp. is in the business of acquiring, exploring and developing petroleum and natural gas rights and properties. The Company has various working interests in the Midland Basin and Eastern Shelf of the Permian Basin, west Texas, USA.

Further information relating to Lynden is also available on its website at www.lyndenenergy.com.

For further information, please contact Colin Watt, President and CEO at 604-629-2991.

Units of Equivalency

This press release uses barrel of oil equivalents (Boe) to express quantities of natural gas, natural gas liquids and oil in a common unit. A conversion ratio of 6 Mcf of natural gas to 1 barrel of oil is used. Boe may be misleading, particularly if used in isolation. The conversion ratio is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead.

Proposed Business Combination

On December 17, 2015, Lynden and Earthstone Energy, Inc. (“Earthstone”) announced a definitive agreement (the “Earthstone Agreement”) under which Earthstone will acquire Lynden in an all-stock transaction under a plan of arrangement pursuant to the Business Corporations Act (British Columbia) (the “Transaction”). Under the Earthstone Agreement, Lynden shareholders will receive 0.02842 of a share of Earthstone common stock in exchange for each share of Lynden common stock held. As previously announced, the special meeting of securityholders will be held on May 12, 2016, at which meeting the Lynden securityholders will be asked to approve the Transaction. Following the Transaction, shareholders of Earthstone and Lynden are expected to own approximately 79% and 21% respectively, of the combined company on a fully diluted basis. Additional details regarding the Transaction, including but not limited to required securityholder, regulatory and court approvals, are contained in the Company’s previous filings with the Securities and Exchange Commission (“SEC”).

Forward-Looking Statements

Certain statements and information in this press release may constitute “forward-looking statements” and are made pursuant to the “safe harbour” provisions of applicable Canadian securities laws and of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effect on the Company. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those anticipated. All comments concerning expectations for future revenues and operating results are based on management’s forecasts for the Company’s existing operations and do not include the potential impact of any future acquisitions. Forward-looking statements involve significant risks and uncertainties (some of which are beyond the Company’s control) and assumptions that could cause actual results to differ materially from the Company’s historical experience and management’s present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the receipt by Lynden and Earthstone of all required securityholder, regulatory and court approvals for the Transaction; the volatility of commodity prices; product supply and demand; competition; access to and cost of capital; uncertainties about estimates of reserves and resource potential and the ability to add proved reserves in the future; the assumptions underlying production forecasts; the quality of technical data; environmental and weather risks, including the possible impacts of climate change; the ability to obtain environmental and other permits and the timing thereof; government regulation or action; the costs and results of drilling and operations; the availability of equipment, services, resources and personnel required to complete the Company’s operating activities; access to and availability of transportation, processing and refining facilities; the financial strength of counterparties to the Company’s credit facility and the purchasers of the Company’s production; and acts of war or terrorism; and general economic conditions and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s SEC filings.

For additional information regarding known material factors that could cause actual results to differ from projected results, please see “Part I, Item 1A. Risk Factors” in the Company’s Form 10-K filed with the SEC on September 28, 2015, and “Part II, Item 1A. Risk Factors” in the Company’s Form 10-Q filed with the SEC on February 16, 2016, both of which are also available under its profile at the SEDAR website (www.sedar.com), and other reports that the Company files with the SEC and with Canadian securities regulators. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except as may be required by Canadian securities laws.

Important Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of a vote or proxy. The proposed Transaction anticipates that the shares of Earthstone common stock to be issued pursuant to the Transaction will be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 3(a)(10) of the Securities Act. Consequently, the shares of Earthstone common stock will not be registered under the Securities Act or any state securities laws. In connection with the proposed Transaction, on April 1, 2016, Lynden and Earthstone each filed with the SEC a definitive joint proxy and information statement/circular. INVESTORS ARE URGED TO READ THE DEFINITIVE JOINT PROXY AND INFORMATION STATEMENT/CIRCULAR AND ANY OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT EARTHSTONE, LYNDEN AND THE PROPOSED TRANSACTION. The definitive joint proxy and information statement/circular and certain other relevant materials (when they become available) and other documents filed by Earthstone or Lynden with the SEC may be obtained free of charge at the SEC’s website at http://www.sec.gov or under Lynden’s profile at the SEDAR website (www.sedar.com). In addition, investors may obtain copies of these documents (when they become available) free of charge by directing a written request to Lynden by mail at 595 Burrard Street, Suite 2900, Vancouver, British Columbia, V7X 1J5.

Participants in the Solicitation

Lynden, Earthstone and their directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed Transaction. Information about the directors and executive officers of Lynden is available in its proxy statement filed with the SEC on October 21, 2015 in connection with its 2015 annual meeting of securityholders. Information regarding Earthstone’s directors and executive officers is available in its proxy statement filed with the SEC by Earthstone on September 21, 2015 in connection with its second 2015 annual meeting of stockholders. These documents can be obtained free of charge from the sources indicated above. Other information regarding participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are set forth in the joint proxy and information statement/circular and other relevant materials to be filed with the SEC and Canadian securities regulators when they become available.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this news release.